EXHIBIT 10.2

CONFIDENTIAL - FOR DISCUSSION PURPOSES ONLY– NOT A COMMITMENT TO LEND

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TERM SHEET

Pacific Ethanol Holding Co. LLC and its debtor affiliates

Debtor-in-Possession Credit Facility

The terms and conditions summarized below are intended as a summary outline of a financing commitment which is conditioned in all respects upon completion of due diligence, negotiation of definitive documentation and final credit approval and do not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in definitive documentation.1  No DIP Lender (as defined herein) is under any obligation to make a loan or make any commitment to lend and any such commitment would be subject to, among other conditions, such DIP Lender obtaining any necessary authorizations and approvals and negotiation and execution of definitive documentation in form and substance satisfactory to such DIP Lender.  This document is delivered to you with the understanding that neither it nor its substance shall be disclosed to any third party. Any provision of financial accommodations under such debtor-in-possession credit facility shall be further subject to the terms and conditions and Bankruptcy Court approval as set forth below.

Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Credit Agreement dated as of February 27, 2007 (as amended, supplemented or otherwise modified from time to time, the “Prepetition Credit Agreement”), among Pacific Ethanol Holding Co. LLC (“Holding”), Pacific Ethanol Madera LLC (“Madera”), Pacific Ethanol Columbia, LLC (“Columbia”), Pacific Ethanol Stockton, LLC (“Stockton”), Pacific Ethanol Magic Valley, LLC (“Magic Valley”), WestLB AG, New York Branch (“WestLB”), as administrative agent and collateral agent (collectively, the “Prepetition Agent”), Amarillo National Bank, as accounts bank (“Accounts Bank”), and the lenders signatory thereto (the “Prepetition Lenders”).

I.           General Terms

Borrowers:
Holding, Columbia, Madera, Stockton and Magic Valley, each of which will be a debtor and debtor-in-possession (in such capacity, each a “Borrower” and collectively, the “Borrowers”) in cases to be commenced in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) under chapter 11 (“Chapter 11”) of Title 11 of the United States Code (the “Bankruptcy Code”)  The cases of the Borrowers are each referred to as a “Chapter 11 Case” and are collectively referred to as the “Chapter 11 Cases”, and the date the cases are commenced is referred to as the “Petition Date”.  The obligations of the Borrowers under the DIP Facilities shall be joint and several.

DIP Lender(s):	WestLB and together with any person who shall become a lender under the DIP Facility (collectively with WestLB, the “DIP Lenders”).

DIP Agent:	WestLB, in such capacity as DIP Agent.

DIP Facility:
The total senior secured first priority DIP facility (the “DIP Facility”) shall include: (x) Loans to be advanced and made available to the Borrowers (the “Advances”) under a revolving credit facility (the “DIP Revolving Loans”) in the aggregate maximum principal amount of $20.0 million (the “Revolving Commitment”) and (y) a 1:50:1.00 conversion of $30.0 million (the “Roll-Up Amount” and together with the Revolving Commitment, the “DIP Commitment”) in respect of outstanding term loans under the Prepetition Credit Facility beneficially owned by the DIP Lenders (or an affiliate) at the Closing Date (the “Roll-Up Loans”).   The Roll-Up Amount will be calculated on a basis of one and one-half dollars of Roll-Up Loans for each dollar of DIP Revolving Loans provided by the DIP Lenders.

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1 Note that to the extent the terms of a consensual restructuring of the Borrowers are agreed upon among the parties, the terms herein may be subject to modification.

Pacific Ethanol DIP Credit Facility Term Sheet 5/17/09

An amount of approximately $10.0 million (the “Interim Advance”) of DIP Revolving Loans, approved by the Bankruptcy Court in the interim order (the “Interim Order”) and acceptable to the DIP Agent and the DIP Lenders, shall be made available during the period from the date of entry of the Interim Order by the Bankruptcy Court through the date of entry of the final order (the “Final Order” and together with the Interim Order, the “DIP Orders”) by the Bankruptcy Court approving the DIP Facility and the balance of which Revolving Commitments shall be available after entry of the Final Order.  Approximately $15.0 million of Roll-Up Loans shall convert concurrently with the funding of the Interim Advance.  Pending the entry of the Final Order, the DIP Agent and the DIP Lenders shall be afforded all of the protections contained in the Interim Order, which order shall be in a form and substance in all respects acceptable to the DIP Agent and the DIP Lenders.

The DIP Commitment of each DIP Lender as of the entry date of the Interim Order will be set forth on Annex I hereto.

Use of Proceeds:
To fund (i) operating expenses, limited capital expenditures and other amounts for general corporate and ordinary course purposes of the Borrowers, all in accordance with the DIP Budget (as defined below), (ii) current interest and fees on the DIP Facility, and (iii) such other administrative payments, including the budgeted professional fees, as may be authorized and approved by the DIP Agent and the DIP Lenders under the DIP Orders or subsequent order of the Bankruptcy Court.

No portion of the DIP Facility, the DIP Collateral (as defined below), including any cash collateral, or the Carve-Out (as defined below) is to be used to (i) challenge the validity, perfection, priority, extent or enforceability of the DIP Facility, the obligations under the Prepetition Credit Agreement (the “Prepetition Obligations”), or the liens on or security interests in the assets of the Borrowers securing the DIP Facility or the Prepetition Obligations or (ii) assert any other claims against the DIP Agent, the DIP Lenders, the Prepetition Lenders, or the Prepetition Agent; provided, however, nothing herein shall be deemed to limit the use of the Advances in respect of any determination under Section 506(a) of the Bankruptcy Code (a “Section 506(a) Determination”).

Operating Budget:
The operating budget, subject to the approval of the DIP Agent and the DIP Lenders, to consist of the Borrowers’ estimated projected cash flow position on a rolling 13-week basis (the “DIP Budget”), commencing as of the Closing Date (as defined below).  Upon approval of DIP Agent and the DIP Lenders of the DIP Budget, any subsequent changes to the DIP Budget may be made only on approval of the DIP Agent and DIP Lenders holding a majority of the outstanding DIP Revolving Loans and DIP Commitments (the “Required DIP Lenders”).  The Borrowers will be allowed a 10% variance on the aggregate amounts set forth in the DIP Budget, measured on a rolling four-week basis.  DIP Budget shall include monthly reimbursement of the reasonable fees and expenses of the professionals of DIP Agent and DIP Lenders and the Prepetition Agent.

Maturity:
The Borrowers shall repay any outstanding advances and loans under the DIP Facility in full in immediately available funds on the Maturity Date, to be defined as the earliest of (i) six (6) months after the Closing Date; (ii) the date of acceleration of any outstanding Extensions of Credit (as defined below) under the DIP Facility; (iii) the first business day on which the Interim Order expires by its terms or is terminated, unless the Final Order shall have been entered and become effective prior thereto; (iv) conversion of any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code (“Chapter 7”) unless otherwise consented to in writing by the DIP Agent and the DIP Lenders; (v) dismissal of any of the Chapter 11 Cases unless otherwise consented to in writing by the DIP Agent and the DIP Lenders; and (vi) the effective date of any Borrower’s plan of reorganization confirmed in the Chapter 11 Cases.

Interest:
Interest shall be payable monthly in arrears in cash on the outstanding amount of the DIP Revolving Loans on the first business day of each month at a rate equal to LIBOR + 10 % per annum.  LIBOR shall be defined as the greater of (i) 4% per annum and (ii) the offered rate on the applicable page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Rate Settlement Rate for deposits in U.S. Dollars and shall contain appropriate protection to ensure that such rate is not less than a DIP Lender’s cost of funds.

Pacific Ethanol DIP Credit Facility Term Sheet 5/17/09

Interest on the Roll-Up Loans shall accrue interest at the predefault rate applicable to the base rate term loans under the Prepetition Credit Agreement.

Default Interest:
Upon the occurrence and during the continuance of any event of default under the DIP Facility and at the election of the DIP Lenders, interest to be payable on all outstanding principal or any other obligation under the DIP Facility at 2.0% above the then applicable interest rate.

Closing Date:	A date on or before May 22, 2009 upon which all Conditions Precedent have been satisfied (the “Closing Date”).

Facility Fee:	A fee of 2.0% of the Revolving Commitment payable to the DIP Lenders on the Closing Date.

Structuring Fee:	A fee of 1.0% of the Revolving Commitment payable to the DIP Agent on the Closing Date.

Unused Commitment Fee:	A fee on the unused portion of the Revolving Commitment of 2.0% per annum, payable monthly.

II.	Additional Terms

Mandatory Prepayments:
Mandatory prepayments (including but not limited to net proceeds from Section 363 asset sales of the Borrowers’ assets outside of the ordinary course of business, if any, approved by the DIP Agent and the DIP Lenders and authorized by the Bankruptcy Court and insurance proceeds received by any Borrower as a result of any casualty event) shall be used to prepay all amounts outstanding under the DIP Facility.  Unless agreed to otherwise by the DIP Lenders, prepayments of principal outstanding under the DIP Facility shall permanently reduce the DIP Commitment.

Mandatory prepayments shall be applied, first to the payment of all costs, fees, expenses and indemnities then due and payable to the DIP Lenders (including attorney’s and professional’s fees); second, to the payment of any accrued and unpaid interest due and payable on the DIP Revolving Loans pro rata among the DIP Lenders (other than any DIP Lender that has defaulted on its obligations to advance DIP Revolving Loans (a “Defaulting Lender”)) with respect to their respective outstanding principal amounts; third, to the repayment of principal of DIP Revolving Loans (and permanent reduction of the Revolving Commitments associated therewith) pro rata among the DIP Lenders (other than the Defaulting Lenders) with respect to their respective outstanding principal amounts until repaid in full; fourth, to the payment of all accrued and unpaid interest then due and payable on the DIP Revolving Loans pro rata among the Defaulting Lenders based on their respective outstanding principal amounts on the date of such prepayment; fifth, to the payment of principal of DIP Revolving Loans pro rata among the Defaulting Lenders based on their respective outstanding principal amounts on the date of such prepayment; sixth, to the payment of all accrued and unpaid interest due and payable on the Roll-Up Loans pro rata among the DIP Lenders (other than the Defaulting Lenders); seventh, to the payment of the principal of the Roll-Up Loans pro rata among the DIP Lenders (other than the Defaulting Lenders) based on their respective outstanding principal amounts on the date of such prepayment and a corresponding reduction in the Roll-Up Loan Commitment; eighth, to the payment of all accrued and unpaid interest then due and payable on the Roll-Up Loans pro rata among the Defaulting Lenders based on their respective outstanding principal amounts on the date of such prepayment; and ninth, to the payment of principal of the Roll-Up Loans pro rata among the Defaulting Lenders based on their respective outstanding principal amounts on the date of such prepayment.

Pacific Ethanol DIP Credit Facility Term Sheet 5/17/09

Security:
All obligations of Borrowers under and with respect to the DIP Facility (the “DIP Obligations”) to enjoy superpriority administrative expense status under Section 364(c)(1) with priority over all other costs and expenses of the kinds specified in, or ordered pursuant to, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 726, 1113, 1114 or any other provisions of the Bankruptcy Code, subject to the Carve-Out.

To secure all of the DIP Obligations, DIP Agent, for the benefit of the DIP Lenders, to receive, pursuant to Sections 364(c)(2), 364(c)(3) and 364(d)(1) of the Bankruptcy Code, the DIP Orders and the definitive DIP Facility loan documents, valid, enforceable, and fully perfected security interests in and liens upon all prepetition and postpetition assets of the Borrowers, whether now existing or hereafter acquired or arising (collectively, the “DIP Collateral”), which liens shall have the priority set forth below.  DIP Collateral to include all rights, claims and other causes of action of each Borrower’s estate and any other avoidance actions under Chapter 5 of the Bankruptcy Code and the proceeds thereof and property received thereby whether by judgment, settlement or otherwise (collectively, “Avoidance Actions”).

“DIP Collateral” shall also include any and all rents, issues, products, offspring, proceeds and profits generated by any item of DIP Collateral, without the necessity of any further action of any kind or nature by the DIP Lenders or the DIP Agent in order to claim or perfect such rents, issues, products, offspring, proceeds and/or profits.

Liens and security interests with respect to DIP Collateral (the “DIP Liens”) not to be subject to challenge and to attach and become valid and perfected upon entry of the Interim Order without the requirement of any further action by DIP Agent or DIP Lenders.  DIP Collateral to be free and clear of other liens, claims and encumbrances, except valid, perfected, enforceable and unavoidable liens in existence as of the petition date, if any, and any other Permitted Liens (as defined in the Prepetition Credit Agreement).

The DIP Liens granted to the DIP Lenders with respect to the Roll-Up Loans will be pari passu (on a pro rata basis) to the DIP Liens granted to the DIP Lenders with respect to the DIP Revolving Loans.

As used in this Term Sheet, the term “Carve-Out” shall mean the sum of (i) the aggregate amount of any budgeted, accrued but unpaid, professional fees and expenses existing as of the Carve-Out Date (as defined below) of the Borrowers and of the Committee, which fees and expenses are approved by the Bankruptcy Court and in compliance with the DIP Budget, plus (ii) those professional fees and expenses of the Borrowers and the Committee incurred after the Carve-Out Date and subsequently allowed by the Bankruptcy Court and in compliance with the DIP Budget in an amount not to exceed $250,000 in the aggregate, plus (iii) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee pursuant to 28 U.S.C. § 1930.  Prior to the Carve-Out Date, subject to entry of an appropriate order of the Bankruptcy Court (in form and substance acceptable to the DIP Agent and the DIP Lenders), the Borrowers shall be permitted to use Advances under the DIP Facility to pay compensation and reimbursement of expenses allowed and payable under sections 330 and 331 of the Bankruptcy Code in accordance with the DIP Budget, and the Carve-Out shall not be reduced by the amount of any compensation and reimbursement of expenses paid or incurred (to the extent ultimately allowed by the Bankruptcy Court) prior to the occurrence of the Carve-Out Date; provided, further that following the Carve-Out Date, any amounts paid to professionals by any means will reduce the Carve-Out on a dollar-for-dollar basis; and provided, further, that nothing herein shall be construed to impair the ability of any party to object to any of the fees, expenses, reimbursement, or compensation sought by the professionals retained by the Borrowers or any statutory committee in the Chapter 11 Cases.

“Carve-Out Date” means the date that is the earlier of any Borrower’s receipt of a notice of default under the DIP Facility or the Maturity Date.

Pacific Ethanol DIP Credit Facility Term Sheet 5/17/09

Neither the Advances under the DIP Facility nor the Carve-Out may be used to challenge the amount, validity, perfection, priority or enforceability of, or assert any defense, counterclaim or offset to the DIP Facility or the Prepetition Credit Agreement, or the security interests and liens securing the DIP Obligations or the Prepetition Obligations with respect thereto or otherwise to litigate against the DIP Agent, the DIP Lenders, the Prepetition Agent or the Prepetition Lenders; provided, however, the foregoing shall not apply to any Advances or Carve-Out that are used for purposes of seeking a Section 506(a) Determination.  Notwithstanding the foregoing, the Committee may spend up to an aggregate maximum of $15,000 under the DIP Facility and the Carve-Out to investigate potential claims arising out of, or in connection with, the Prepetition Credit Agreement or the security interests and liens securing the Prepetition Obligations.

Special Provisions for Roll-Up Loans:
The Roll-Up Loans may not be required to be repaid in cash on the Maturity Date.  Any repayment of a DIP Revolving Loan will not reduce the amount of outstanding Roll-Up Loans.  Upon the vote of the Roll-Up Loan class to accept a Chapter 11 Plan in accordance with section 1126 of the Bankruptcy Code, the Borrowers’ plan of reorganization may require that Roll-Up Loans be refinanced or otherwise replaced with other securities or financial instruments with a present value equal to the accrued principal and interest due in respect of the Roll-Up Loans as of the effective date of the plan; provided that the relative lien position of the DIP Lenders under the DIP Revolving Loans in respect of the Roll-Up Loans is maintained, and provided further the relative lien position of the DIP Lenders under the Roll-Up Loans in respect of the Prepetition Obligations is maintained.  Upon conversion of the Roll-Up Loans in connection with the funding of the DIP Revolving Loans, the Roll-Up Loans shall cease to be indebtedness under the Prepetition Credit Agreement and shall be deemed DIP Obligations in all respects including for purposes of having the benefit of Section 364(e) of the Bankruptcy Code.

The Interim Order and the Final Order shall contain provisions prohibiting the Borrowers from incurring any indebtedness which (x) ranks pari passu with or senior to the loans under the DIP Facility or (y) benefits from a first or second priority lien under section 364 of the Bankruptcy Code.

Adequate Protection:
As adequate protection to the Prepetition Lenders for any diminution in the value of their interests in the Borrowers’ property resulting from (i) the priming liens granted in favor of the DIP Agent and the DIP Lenders under the DIP Facility pursuant to section 364(d)(1) of the Bankruptcy Code, (ii) the use, sale or lease of the Borrowers’ property (including any cash collateral) pursuant to section 363(c) of the Bankruptcy Code and (iii) the imposition of the automatic stay pursuant to section 362(a) of the Bankruptcy Code:

(a) The Prepetition Lenders will, subject to the terms of any DIP Order, maintain any of their liens in existence on the Petition Date (the “Prepetition Liens”) on the DIP Collateral, which liens shall be junior and subordinate to the DIP Liens and the Carve-Out;

(b) The Prepetition Agent, on behalf of the Prepetition Lenders, shall be granted replacement liens on, and security interests in, all of the DIP Collateral (the “Lien Replacement Liens”), which replacement liens shall be subject only to (1) the liens on, and security interests in, the DIP Collateral granted to the DIP Agent and the DIP Lenders under the DIP Facility and the DIP Orders, as the case may be, (2) any Permitted Liens (as defined in the Prepetition Credit Agreement) and (3) the Carve-Out;

Pacific Ethanol DIP Credit Facility Term Sheet 5/17/09

(c) Pursuant to Section 507(b) of the Bankruptcy Code, the Prepetition Agent, on behalf of the Prepetition Lenders, shall be granted an administrative claim with priority over all administrative expense claims and unsecured claims against the Borrowers (the “507(b) Claim”), subject only to (1) the super-priority claims granted to the DIP Agent and the DIP Lenders under the DIP Facility and the DIP Orders, as the case may be, and (2) the Carve-Out; and

(d) As additional adequate protection, the Borrowers shall reimburse the Prepetition Lenders on a monthly basis for the reasonable professional fees and expenses of the Prepetition Agent otherwise permitted under the Prepetition Credit Agreement arising (i) before the Petition Date and (ii) after the Petition Date to the extent such amounts arise in connection with the enforcement of the protections granted to the Prepetition Lenders pursuant to the DIP Orders; provided, however, if and to the extent that any payment(s) is challenged by a party in interest under section 506(b) of the Bankruptcy Code and ultimately not allowed under such provision, such payment(s) may be recharacterized as a payment of principal on the Prepetition Obligations.

Notwithstanding the foregoing, the Prepetition Agent and the Prepetition Lenders shall be granted adequate protection as provided herein to the extent the Prepetition Liens are valid, enforceable, perfected and non-avoidable.

Representations and Warranties:
The documentation for the DIP Facility and related collateral matters shall contain such representations and warranties as are customary for DIP loan transactions and investments of a similar size and nature consistent with the Prepetition Credit Agreement.

Financial Covenants:
Amounts disbursed pursuant to category of DIP Budget entitled “Asset Management Agreement” (excluding the line item entitled “Asset Management Fee”) in any monthly budget period not to exceed the amounts set forth in the line item therefor (excluding “Asset Management Fee”) in the Initial DIP Budget by more than ten percent (10%) for such monthly budget period.

Professional fees (other than fees and expenses of the advisors and consultants working on behalf of the DIP Agent and DIP Lenders)  in any period of time measured from the Petition Date not to exceed the amounts set forth in the line item entitled “Total Professional Fees & Administrative Expenses” (excluding “Legal Advisors – DIP Lenders” and “Financial Advisors – DIP Lenders”) for such period of time in the Initial DIP Budget by more than three hundred thousand Dollars ($e00,000).

Amounts disbursed pursuant to the category in the DIP Budget entitled “Operating Disbursements” in any monthly budget period not exceed the amounts set forth in the line item “Total Operating Disbursements” for such monthly budget period in the then applicable DIP Budget by more than ten percent (10%).

Negative Covenants:
The documentation for the DIP Facility shall contain negative covenants of each Borrower customary for DIP loan transactions and investments of a similar size and nature consistent with the Prepetition Credit Agreement.

Pacific Ethanol DIP Credit Facility Term Sheet 5/17/09

Affirmative Covenants:
The documentation for the DIP Facility shall include affirmative covenants of each Borrower, customary for DIP loan transactions and investments of a similar size and nature consistent with the Prepetition Credit Agreement, including, but not limited to, covenants requiring each Borrower:

1.
To provide or cause to be provided to the DIP Agent and the DIP Lenders with a weekly line-by-line variance report comparing actual cash receipts and disbursements on a consolidated basis to amounts projected in the DIP Budget and a weekly reconciliation report which compares the actual cash flow results (receipts and disbursements) against the prior week’s cash flow projections (receipts and disbursements), indicating the cumulative percentage variance, if any, of actual results versus projections for such week as set forth therein, together with management’s explanation for such variance; such variance not to exceed 10% in the aggregate; and

2.	To comply at all times with the DIP Budget (subject to expense variances no greater than 10% in the aggregate).

3.	To maintain its existence and take all necessary and appropriate actions to preserve all assets of such Borrower (except as contemplated by the documentation for the DIP Facility.

Events of Default:
The DIP Facility shall include Events of Default customary for DIP loan transactions and investments of a similar size and nature consistent with the Prepetition Credit Agreement, including, but not limited to:

1.	The use of proceeds inconsistent with the DIP Budget, including;

2.
The payment of claims existing prior to the Petition Date or prior to a confirmed plan of reorganization (other than as set forth in the DIP Budget or payment is approved by the DIP Agent and authorized by an Order of the Court);

3.	The Asset Management Agreement shall be terminated because of a breach by Pacific Ethanol, Inc. (“PEI”);

4.
Dismissal or conversion to Chapter 7 of any of the Chapter 11 Cases without the written consent of the DIP Agent and the DIP Lenders or the appointment of a trustee or examiner in any of the Chapter 11 Cases with any powers to operate or manage the financial affairs of any Borrower;

5.
The entry of a final order that, in the sole determination of the DIP Agent and the DIP Lenders, in any way modifies, stays, reverses, or vacates the DIP Orders or the DIP Facility in each case in a manner adverse to the DIP Agent and the DIP Lenders without the written consent of DIP Agent and the DIP Lenders or either of the DIP Orders or the DIP Facility ceases to be in full force and effect;

Pacific Ethanol DIP Credit Facility Term Sheet 5/17/09

6.	The entry of the Interim Order shall not have occurred within 10 days after the Petition Date;

7.	The entry of the Final Order shall not have occurred within 45 days after the date of entry of the Interim Order;

8.	Any Borrower petitions the Bankruptcy Court to obtain additional financing pari passu or senior to DIP Facility;

9.	The entry of an order granting any other super-priority claim or lien equal or superior to that granted to the DIP Agent or the DIP Lenders on the assets of the Borrowers;

10.	The entry of an order granting relief from the automatic stay so as to allow a third party to proceed against any material assets of the Borrowers;

11.
The entry of any order of the Bankruptcy Court confirming any plan of reorganization that does not contain a provision for termination of the DIP Facility and repayment in full in cash of all of the DIP Obligations under the DIP Facility on or before the effective date of such plan;

12.
Any Borrower violates or breaches the any DIP Order or files any pleadings seeking, joining in, or otherwise consenting to any violation or breach of any DIP Order in each case in a manner adverse to the DIP Agent and the DIP Lenders in the sole determination of the DIP Agent and the DIP Lenders;

13.
(A) The Borrowers engage in or support any challenge to the validity, perfection, priority, extent or enforceability of the DIP Facility or the Prepetition Obligations or the liens on or security interests in the assets of the Borrowers securing the DIP Facility or the Prepetition Obligations, including without limitation seeking to equitably subordinate or avoid the liens securing the Prepetition Obligations, or (B) the Borrowers engage in or support any investigation or their assertion of any claims or causes of action (or supporting the assertion of the same) against the DIP Agent, the DIP Lenders, the Prepetition Agent or the Prepetition Lenders; provided, however, it shall not constitute an Event of Default if the Borrowers provides basic loan information with respect to the Prepetition Obligations to a party in interest or is compelled to provide information by an Order of the Court and provides prior written notice to the DIP Agent and the DIP Lenders of the intention or requirement to do so;

14.	Any person shall seek a Section 506(a) Determination with respect to the Prepetition Obligations that is unacceptable to the Prepetition Agent and the Prepetition Lenders;

Pacific Ethanol DIP Credit Facility Term Sheet 5/17/09

15.	The allowance of any claim or claims under Section 506(c) or 552(b) of the Bankruptcy Code against or with respect to any of the collateral securing the DIP Facility;

16.
The entry of an order extending any exclusive right that any of the Borrowers may have to propose a plan that is more than 120 days after the Petition Date, or to solicit votes or to seek confirmation of plan on a date more than 180 days after the Petition Date, in either case without the written consent of the DIP Agent and the DIP Lenders;

17.
The use of cash collateral other than as expressly contemplated by the DIP Orders and the DIP Budget prior to the indefeasible payment in full of the DIP Obligations and termination of the DIP Commitments thereunder;

18.	The consummation of the sale of any material portion of the Borrowers’ assets unless consented to by the DIP Agent and the DIP Lenders; and

19.	Breach of any covenants or representations and warranties in the DIP financing documents or the DIP Orders, including without limitation, failure to make any Mandatory Prepayments.

Remedies On Default:
The DIP Orders and the DIP Facility loan documentation to provide that, upon the occurrence and during the continuation of an Event of Default under the DIP Facility, the DIP Agent, at the direction of the DIP Lenders, shall have customary remedies, including, without limitation, the automatic stay under section 362 of the Bankruptcy Code shall be deemed automatically terminated without further order of the Bankruptcy Court and without the need for filing any motion for relief from the automatic stay or any other pleading, to: (i) declare the principal of and accrued interest on the outstanding borrowings to be immediately due and payable, (ii) accelerate the DIP Obligations and terminate, as applicable, any further commitment to lend to the Borrowers, and (iii) charge the default rate of interest on the DIP Facility.

In addition, upon three business days’ written notice (the “Notice Period”) to the Borrowers and counsel to any official committees and the Office of the U.S. Trustee, the automatic stay shall be deemed automatically terminated, without further order of the Bankruptcy Court and without the need for filing any motion for relief from the automatic stay or any other pleading, to permit the DIP Agent to realize on all Collateral and to exercise any and all remedies under the DIP Orders and the DIP Facility with respect to the Collateral or any part thereof and to set off or seize amounts in any accounts maintained with or under the control of the DIP Agent or any DIP Lender; provided, however, during the Notice Period, Borrowers and/or the Committee may seek relief from the Bankruptcy Court to re-impose or continue the automatic stay; provided, further, in any hearing after the giving of the aforementioned notice, the only issue that may be raised by any party in opposition thereto being whether, in fact, an Event of Default has occurred and is continuing.

Pacific Ethanol DIP Credit Facility Term Sheet 5/17/09

Voting:
Matters requiring the approval of the DIP Lenders, including amendments and waivers of the definitive credit documentation, will require the approval of the DIP Lenders holding, in the aggregate, greater than 50% of the outstanding loan exposure (balances and commitments) under the DIP Facility, subject to exceptions to be set forth in the definitive credit documentation.

III.           Other Terms

Conditions Precedent:
The closing and the making of any Interim Advance shall be subject to various conditions precedent customary for DIP loan transactions and investments of a similar size and nature consistent with the Prepetition Credit Agreement, including but not limited to:

1.
Satisfactory completion of legal and collateral due diligence and transaction structuring, including due diligence concerning the Borrowers’ bankruptcy process and the receipt of all required court approvals for the DIP Facility;

2.
Execution of definitive agreements, instruments, and documents related to the DIP Facility (including, without limitation, the DIP Orders), each satisfactory in form and substance to the DIP Lenders in their sole and absolute discretion, including a satisfactory cash management system consistent with the existing cash management system and subject to the existing tri-party account control agreements;

3.	Delivery of the DIP Budget approved by the DIP Lenders and to be attached to the Interim Order and the Final Order entered by the Bankruptcy Court;

4.
Entry of the Final Order or Interim Order, as the case may be, by the Bankruptcy Court, after notice given and a hearing conducted in accordance with Rule 4001(c) of the Federal Rules of Bankruptcy Procedure (and any applicable local bankruptcy rules), authorizing and approving the transactions contemplated by the documents evidencing the DIP Facility and finding that the DIP Lenders are extending credit to the Borrowers in good faith within the meaning of Bankruptcy Code section 364(e) and containing the terms provided in the Section entitled “DIP Orders” herein;

5.
All of the “first day orders” shall have been entered at the commencement of the Borrowers’ Chapter 11 Cases and shall be in form and substance reasonably satisfactory to the DIP Agent and the DIP Lenders.

6.	Reimbursement in full in cash of the fees, costs and expenses of the DIP Agent, the DIP Lenders and the Prepetition Agent; and

7.
No litigation commenced which has not been stayed by the Bankruptcy Court and which, if successful, would have a material adverse impact on any Borrower, its business or ability to repay the DIP Facility, or which would challenge the transactions under consideration.

Pacific Ethanol DIP Credit Facility Term Sheet 5/17/09

8.	PEI and the Borrowers will enter into an Asset Management Agreement (the “Asset Management Agreement”) in a form acceptable to the DIP Agent.

The documents evidencing the DIP Facility shall contain the following conditions precedent to each Advance (collectively, “Extensions of Credit”):

(i)                 No Default or Event of Default shall have occurred and be continuing;

(ii)                 Representations and warranties shall be true and correct as of the date of each Extension of Credit;

(iii)                 (A) The Interim Order shall be in full force and effect or (B) if (x) the date of such requested Extension of Credit is more than 45 days after the Closing Date or (y) the amount of such requested Extension of Credit, together with the amount of all Extensions of Credit then outstanding, shall exceed the maximum amount authorized pursuant to the Interim Order, the Final Order shall have been entered, which Final Order shall be in form and substance satisfactory to the DIP Agent and the DIP Lenders, and shall be in full force and effect and shall not have been appealed, stayed, reversed, vacated or otherwise modified in a manner adverse to the DIP Agent and the DIP Lenders;

(iv)                 Receipt by the DIP Agent and the DIP Lenders of a borrowing request in the form to be set out in the documents evidencing the DIP Facility executed by each Borrower.  The Borrowers’ request for each Extension of Credit shall constitute a representation and warranty that the conditions to the making of such Extension of Credit shall have been satisfied; and

(v)                 Payment of all fees and other amounts then due and payable.

DIP Orders:
The DIP Orders shall be in form and substance reasonably acceptable in all respects to DIP Agent and DIP Lenders and to include, without limitation, provisions (i) approving in all respects the definitive documentation evidencing the DIP Facility, and authorizing and directing the Borrowers to execute and become bound by such definitive documentation; (ii) modifying the automatic stay to the extent necessary to permit or effectuate the terms of the DIP Orders and documents evidencing the DIP Facility, including, without limitation, to permit the creation and perfection of the DIP Agent’s liens on the DIP Collateral; (iii) providing for the automatic relief of such stay to permit the enforcement of DIP Agent’s and the DIP Lenders’ remedies under the DIP Facility, subject to the right of the Borrowers and/or the Committee to re-impose or continue the automatic stay; and (iv) providing that the Borrowers acknowledge (a) the validity and enforceability of the Prepetition Obligations, without defense, offset or counterclaim of any kind, (b) the validity, perfection and priority of the liens securing the Prepetition Obligations, and that the Borrowers waive any right to challenge or contest such claims and liens and (c) that they have no valid claims or causes of action, whether based in contract, tort or otherwise against the Prepetition Agent or any Prepetition Lender with respect to the Prepetition Credit Agreement or the related documents or transactions.

Pacific Ethanol DIP Credit Facility Term Sheet 5/17/09

Expenses:
All reasonable out-of-pocket fees, costs and expenses of the DIP Agent, the DIP Lenders, the Prepetition Agent and the Prepetition Lenders  (including, without limitation, reasonable out-of-pocket prepetition and postpetition fees, costs, expenses and disbursements of legal counsel, financial advisors and third-party appraisers, advisors and consultants advising the DIP Agent, the DIP Lenders, the Prepetition Agent and the Prepetition Lenders) to be payable by the Borrowers under the DIP Facility on demand whether or not the transactions contemplated hereby are consummated; provided, however, the Borrowers shall only be required to pay to the Prepetition Agent and the Prepetition Lenders such amounts that have accrued and are outstanding on or prior to the Petition Date, except as otherwise permitted in the Interim Order.

Termination:
Upon the occurrence of an Event of Default, the DIP Lenders may terminate the DIP Commitments, declare the DIP Obligations to be immediately due and payable and exercise all rights and remedies under the documents evidencing the DIP Facility and the DIP Orders, as applicable.

Indemnification:
Borrowers shall agree to indemnify and hold harmless the DIP Agent and the DIP Lenders and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), arising out of or in connection with or by reason of the transactions contemplated hereby, except to the extent arising from an Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any of the Borrowers, any of their respective directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

Confidentiality:
Except as required by law or in connection with the implementation of this Term Sheet, the terms hereof will be kept strictly confidential by each of the Borrowers and may only be disclosed to such Borrower’s affiliates, legal counsel, financial advisors, financing sources and consultants who have been informed of, and agree to abide by, the confidentiality of this Term Sheet.  To the extent that any disclosure becomes legally required, the DIP Agent and the DIP Lenders shall be notified promptly and before the required disclosure is made.

Governing Law:	New York law except as governed by the Bankruptcy Code.

Miscellaneous:
This summary of terms and conditions does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in definitive credit documentation for the DIP Facility contemplated hereby, all of which shall be acceptable to the DIP Agent and the DIP Lenders.

Pacific Ethanol DIP Credit Facility Term Sheet 5/17/09

ANNEX I

Commitments

REVOLVING LENDER	REVOLVING LOAN COMMITMENT	ROLL UP LOAN COMMITMENT

WestLB AG, New York Branch	$1,485,606.38	$2,228,409.53

Amarillo National Bank	$805,589.60	$1,208,384.41

CIFC Funding 2007-III Ltd.; CIFC Funding 2007-IV, Ltd.	$1,044,473.15	$1,566,709.73

CIT Capital USA Inc.	$3,300,137.73	$4,950,206.60

Credit Suisse Candlewood Special Situations Master Fund, Ltd.	$4,864,148.59	$7,296,222.89

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland,” New York Branch	$1,989,529.19	$2,984,293.78

Metropolitan Life Insurance Company	$1,701,944.26	$2,552,916.40

Norddeutsche Landesbank Girozentrale New York Branch and/or Cayman Island Branch	$1,871,279,73	$2,806,919.60

GreenStone Farm Credit Services, ACA/FLCA	$547,061.33	$820,591.99

Nordkap Bank AG	$1,588,972.09	$2,383,458.14

Northwest Farm Credit Services, FLCA	$547,061.33	$820,591.99

ShoreBank Pacific	$254,196.62	$381,294.94

Total	$20,000,000.00	$30,000,000.00

Pacific Ethanol DIP Credit Facility Term Sheet 5/17/09